Exhibit 10.1


March 15, 2007

David C. Mayfield
526 Kingwood Drive
PMB 408
Kingwood, Texas 77339

Dear David:

I have enjoyed our conversations with you regarding your background and a senior management level position opportunity with Sharps Compliance, Inc. ("Sharps" or the "Company") .We are pleased to offer you the position of Senior Vice President of Sales and Marketing with Sharps reporting directly to me. The offer is contingent upon, (i) your acceptance of the terms and conditions of employment, (ii) completion, to the Company's satisfaction, of a background check and (iii) satisfactory results of drug testing.

Your compensation will include a base salary of $6,923.08 per pay period (twenty-six pay periods per year). Additionally, your salary will be increased by an amount necessary to reimburse you for excess of the cost of the Company's group health insurance (or the cost of coverage should you join your spouse's group health insurance plan) over the amount you are paying at your current employer. You will be eligible to participate in a special bonus arrangement as outlined in the attached Exhibit A.

As an employee of Sharps, you will be eligible to participate in the Company's group benefit program which includes: group health, vision, dental, disability insurance and 401(k). A summary description of the program, including employee premiums, is included as an attachment to this offer letter. You will also be entitled to a grant of options to purchase 100,000 shares of the Company's common stock at an exercise price equal to the closing price of the stock on your first day of employment. All stock option grants are subject to the terms of the Sharps Compliance Corp. 1993 Stock Plan.

This offer does not constitute an employment contract or guarantee of employment for any specific period of time since the Company is an "at-will" employer. At-will employment means


                                                         Sharps Compliance, Inc.
                                                     9220 Kirby Drive  Suite 500
                                                            Houston, Texas 77054
                                                             713.660.3514 Direct
                                                                713.660.3574 Fax
                                                             dtusa@sharpsinc.com
                                                               www.sharpsinc.com


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Page 2
Mayfield

that either you or the Company, with or without cause and with or without prior notice, may terminate the employment relationship at any time. Additionally, your employment will be subject to the Company's policies and procedures, a copy of which will be provided to you when you join the Company. The Company will agree to enter into a mutually agreeable document that provides you with three
(3) months of severance with thirty (30) days notice should your employment be terminated, without cause, or in the event of a change in control. Additionally, you agree to enter into a non-compete and confidentiality agreement consistent with that entered into by other senior management members.

We are pleased to offer you this opportunity and are confident that you will make a measurable contribution to the Company. Should the above be acceptable to you, please sign your acceptance of this offer of employment in the designated space below and fax the document to 713-660-3574. You have previously completed and signed an Application of Employment including authorization for drug testing, background checks and release of information. As previously agreed, your start date has been established as April 9, 2007.

Should you have any questions, please feel free to call me at 713-660-3510 or David P. Tusa at 713-660-3514.


Sincerely,

/s/ Dr. Burton J. Kunik                            Accepted and Agreed:
Dr. Burton J. Kunik
Chairman, Chief Executive Officer & President      -----------------------------
                                                   David C. Mayfield       Dated





Attachments

                                                         Sharps Compliance, Inc.
                                                     9220 Kirby Drive  Suite 500
                                                            Houston, Texas 77054
                                                             713.660.3514 Direct
                                                                713.660.3574 Fax
                                                             dtusa@sharpsinc.com
                                                               www.sharpsinc.com

                                    EXHIBIT A


                            Special Bonus Arrangement

Employee will be entitled to a cash bonus computed on the increase in Company's gross profit (defined as consolidated revenue less cost of goods sold) as follows:

      o Increase in fiscal year 2008 over fiscal year 2007 gross profit greater than 30% but less that 40% - year end bonus of $30,000; or

      o Increase in fiscal year 2008 over fiscal year 2007 gross profit of greater than 40% - year end bonus of $100,000; or

      o Increase in fiscal year 2008 over fiscal year 2007 gross profit of less than 30% - zero year end bonus.

The cash bonus is payable within thirty (30) days following the issuance of the Company's June 30, 2008 earnings release. Revenue, cost of goods sold and gross profit are determined based upon, (i) the Company's audited financial statements, (ii) consistent with that released in its Securities and Exchange Commission filings and (iii) adjusted to exclude the effects of the Company's recently announced $1.4 million purchase order from a major pharmaceutical manufacturer. Employee is only entitled to such cash bonus for the period of employment with Sharps Compliance, Inc. The Company's fiscal year end is June 30th.

This bonus arrangement is for the year ended June 30, 2008 only. Any subsequent bonus arrangement would require approval by the Company's Compensation Committee of the Board of Directors in order to be considered valid.

                                                         Sharps Compliance, Inc.
                                                     9220 Kirby Drive  Suite 500
                                                            Houston, Texas 77054
                                                             713.660.3514 Direct
                                                                713.660.3574 Fax
                                                             dtusa@sharpsinc.com
                                                               www.sharpsinc.com